Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

The Macerich Company

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

We consent to the incorporation by reference in the registration statements of The Macerich Company on Form S-3 (File No. 333-88718), Form S-3 (File No. 333-38721), Form S-3 (File No. 333-21157), Form S-3 (File No. 333-80129), Form S-3 (File No. 333-107063), Form S-3 (File No. 333-109733) and Form S-8 of our report dated June 3, 2004, on our audit of the financial statements and supplemental schedule of The Macerich Property Management Company Profit Sharing Plan as of December 31, 2003 and 2002 and for the year then ended, which report is included in the Annual Report on Form 11-K.

/s/ Holthouse Carlin & Van Trigt LLP

Santa Monica, California

June 24, 2004